Exhibit 3.99

ARTICLES OF AMENDMENT

KNOW ALL MEN BY THESE PRESENTS:

That we, the undersigned, do hereby adopt these Articles of Amendment for RURAL/METRO CORPORATION:

Restated and Amended Articles of Incorporation are attached hereto and incorporated herein as Exhibit “A”.

On March 17, 1988, a majority of the shareholders of RURAL/METRO CORPORATION, entitled to vote thereon, voted affirmatively to adopt these Restated and Amended Articles.

On March 17, 1988, there were 142,815.00 number of shares outstanding and 132,474.23 number of shares entitled to vote thereon.

132,474.23 number of shares voted affirmatively for said Restated and Amended Articles and 0 number of shares voted against said Restated and Amended Articles of Incorporation.

DATED this 7th day of April, 1988.

PRESIDENT

SECRETARY

STATE OF ARIZONA	)
) ss.
County of Maricopa	)

The foregoing instrument was acknowledged before me, the undersigned Notary Public, this 7th day of April, 1988, by RONALD C. BUTLER, President of Rural/Metro Corporation.

NOTARY PUBLIC

My Commission Expires:

August 30, 1990

STATE OF ARIZONA	)
) ss.
County of Maricopa	)

The foregoing instrument was acknowledged before me, the undersigned Notary Public, this 7th day of April, 1988, by LOUIS G. JEKEL, President of Rural/Metro Corporation.

NOTARY PUBLIC

My Commission Expires:

August 30, 1990

RESTATED AND AMENDED

ARTICLES OF INCORPORATION OF

RURAL/METRO CORPORATION

KNOW ALL MEN BY THESE PRESENTS:

That we, the undersigned, for the purpose of restating and amending the Articles of Incorporation, under and by virtue of the laws of the State of Arizona, do hereby adopt these Restated and Amended Articles of Incorporation.

ARTICLE I

Name. The name of the corporation is RURAL/METRO CORPORATION.

ARTICLE II

Purpose. The purpose for which this corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time, and specifically, but not in limitation thereof, the purpose of fire protection services; emergency medical services; security guard and alarm services, home health care; and all related and incidental services.

ARTICLE III

Initial Business. The corporation initially intends to conduct the business of fire protection services; emergency medical services; security guard and alarm services; home health care; and all related and incidental services.

ARTICLE IV

Authorized Capital. The corporation shall have authority to issue 25 million shares of common stock, par value One Dollar ($1.00) per share.

ARTICLE V

Stock Rights and Options – Officers. The corporation may issue rights and options to purchase shares of stock of the corporation to directors, officers, or employees of the corporation or of any affiliate thereof, and no shareholder approval or ratification of any such issuance of rights and options shall be required.

ARTICLE VI

Statutory Agent. The name and address of the initial statutory agent of the corporation is LOUIS G. JEKEL, 323 N. Brown Ave., Suite E, Stottsdale, AZ 85251.

ARTICLE VII

Known Place of Business. The known place of business of the corporation shall be 3200 North Hayden Road, Scottsdale, Arizona 85251.

ARTICLE VIII

Board of Directors. The Board of Directors shall consist of not fewer than three (3) nor more than fifteen (15) directors. The names and addresses of the persons who are to serve as directors are:

LOUIS A. WITZEMAN

RONALD C. BUTLER

ROBERT H. MANSCHOT

JAMES H. BOLIN

LOUIS G. JEKEL

Each of the foregoing Directors have the following address:

3200 North Hayden Road, Suite 200

Scottsdale, Arizona 85251

ARTICLE IX

Management. The business and affairs of the corporation shall be managed by the Board of Directors.

ARTICLE X

Vacancies in Board of Directors. No director who has submitted his or her resignation from the Board of Directors effective at a future time shall be permitted to vote upon the filling of any vacancy or vacancies on the Board of Directors, including the vacancy to be created by his or her resignation.

ARTICLE XI

Quorum. A quorum at a meeting of the Board of Directors shall consist of a majority of the number of directors then serving.

ARTICLE XII

No Action Without Meeting. No action required by law or these Restated and Amended Articles of Incorporation to be taken by the Board of Directors at a meeting may be taken without a meeting duly called in accordance with the requirements of the Bylaws and actually held, the holding of meetings via telephone or teleconference is permitted and authorized herein to the extent permitted by law.

ARTICLE XIII

Distributions From Capital Surplus. The Board of Directors of the corporation may, from time to time, distribute on a pro rata basis to its shareholders out of the capital surplus of the corporation a portion of its assets, in cash or property.

ARTICLE XIV

The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against judgments and amounts paid in settlement and expenses including attorney’s fees), actual and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses

(including attorney’s fees) and amount paid in settlement actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this Article XIV, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses including attorney’s fees) actually and reasonably incurred by him or her in connection therewith.

Any indemnification under this Article XIV (unless ordered by a Court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in this Article. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or if such a quorum is not obtainable, or, even if obtaining a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or preceding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of a director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article.

The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaws, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the corporation is authorized to enter into an agreement with any director or officer of the corporation providing indemnification for such person against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement that results from any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative, including any action by or in the right of the corporation, that arises by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, to the full extent allowed by law, whether or not such indemnification would otherwise be provided for by this Article XIV, except that no such agreement shall indemnify any person from or on account of such persons’ conduct which was finally adjudged to have been knowingly been knowingly fraudulent, deliberately dishonest or wilful misconduct. Any indemnification provided pursuant to this Article XIV shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, personal representatives and administrators of such a person.

The corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Article XIV.

For the purpose of this Article XIV, (a) any director or officer of the corporation who shall serve as a director or officer of any other corporation, joint venture, trust or other enterprises of which the corporation, directly or indirectly, is or was a stockholder or creditor, or in which the corporation is or was in any way interested, or (b) any director or officer of any subsidiary corporation, joint venture, trust or other enterprise wholly owned by the corporation, shall be deemed to be serving as such director or officer at the request of the corporation, unless the Board of Directors of the Corporation shall determine otherwise. In all other instances where any person shall serve as a director of officer of another corporation, joint venture, trust or other enterprise of which the corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as such director or officer at the request of the corporation, the Board of Directors of the corporation may determine whether such service is or was at the request of the corporation and it shall not be necessary to show any actual or prior request for such service. For the purposes of this Article XIV references to a corporation include all constituent corporations or if such person was serving at the request of such constituent corporation as director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article XIV with respect to the resulting or surviving corporation as he or she would with respect to the resulting or surviving corporation in the same capacity. For purposes of this Article XIV, the term “other enterprise” shall include employee benefit plans; and the terms “serving at the request of the corporation shall include any service as a director or officer of the corporation which imposes duties on, or involves services by, such director or officer, with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article XIV.

Persons who are employees or agents of the corporation or its wholly-owned subsidiaries who are not directors or officers of the corporation may be similarly indemnified but only to the extent at any time specifically authorized by the Board of Directors.

ARTICLE XV

Director Liability. A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. This Article shall not eliminate or limit the liability of a director for any conduct described in clauses a) through (e) of Section 10-054.A.9. Arizona Revised Statutes as amended by the 1987 Arizona Sessions Laws, First Regular Session, Chapter 129. If the Arizona Corporation Law is amended to authorize further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Arizona Corporation Law as so amended. Any repeal or modification of this Article shall not increase the liability of a director or the corporation arising out of acts or omissions occurring before the repeal or modification becomes effective. This Article shall become effective upon effectiveness of the 1987 Arizona Sessions law, First, Regular Session, Chapter 129.

ARTICLE XVI

Repurchase of Shares. The Board of Directors of the corporation may, from time to time, cause the corporation to purchase its own shares to the extent of the unreserved and unrestricted earned and capital surplus of the corporation.

ARTICLE XVII

Dividends. The Board of Directors may authorize the payment of dividends to the holders of shares of any class of stock payable in shares of any other class.

ARTICLE XVIII

Provisions Relating to Shareholders – Quorum. A quorum at a meeting of shareholders shall consist of a majority of the shares entitled to vote, represented in person or by proxy.

ARTICLE XIX

Voting Required. The affirmative vote of the holders of a majority of the stock of the corporation present and voting at a meeting which a quorum is present shall be required for any act of the shareholders.